Exhibit 99.1

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS
2003 FOURTH QUARTER AND YEAR-END EARNINGS

Quarterly Cash Dividend Increased to $0.16 Per Common Share

Total Assets Grew 20% to Exceed $17 Billion

Banking Subsidiary Converts to Federal Charter

Paramus, New Jersey, January 22, 2004 - Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today net income of $52.4 million for the fourth quarter of 2003, an increase of $1.7 million, or 3.4%, compared with net income of $50.7 million for the fourth quarter of 2002. Basic and diluted earnings per common share were $0.29 and $0.28, respectively, for the fourth quarter of 2003 compared with basic and diluted earnings per common share of $0.28 and $0.27, respectively, for the fourth quarter of 2002. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the fourth quarter of 2003 were 15.50% and 1.28%, respectively, compared with 15.62% and 1.49%, respectively, for the fourth quarter of 2002.

Net income was $207.4 million for 2003, an increase of $15.4 million, or 8.0%, compared with net income of $192.0 million for 2002. Basic and diluted earnings per common share were $1.14 and $1.11, respectively, for 2003 compared with basic and diluted earnings per common share of $1.04 and $1.01, respectively, for 2002. Hudson City Bancorp’s return on average stockholders’ equity and return on average assets for 2003 were 15.38% and 1.34%, respectively, compared with 14.84% and 1.50%, respectively, for 2002.

“Declining interest rates in the first half of 2003 caused record levels of prepayments and re-pricing of mortgage-related assets for the thrift industry, particularly portfolio lenders,” said Ronald E. Hermance, Jr., President and Chief Executive Officer. “Yet, despite this challenge, we were able to increase assets over 20% for the year, report growth in net interest income and net income from the prior year, continue our stock repurchase program, and increase our dividend every quarter in 2003,” added Mr. Hermance.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.16 per common share, representing an increase from the cash dividend of $0.15 per common share declared during the previous quarter. The cash dividend is payable on March 1, 2004 to stockholders of record at the close of business on February 6, 2004.

Federal Banking Charter

Hudson City Savings Bank became a federally chartered savings bank effective January 1, 2004. Under this new charter, the Bank will be subject to supervision and examination by the Office of Thrift Supervision. Hudson City Savings’ deposits will continue to be insured by the Federal Deposit Insurance Corporation.

Annual Meeting

Hudson City Bancorp announced today that it has established May 21, 2004 as the date of its 2004 Annual Meeting of Stockholders. The voting record date has been established as April 2, 2004.

Statement of Income Summary

Market interest rates, while still at historical lows, were generally stable during the fourth quarter of 2003. This stability followed general market interest rate declines, primarily in long-term market interest rates, during the first half of 2003. The stabilization of interest rates decreased the prepayment activity on our mortgage-related assets in the fourth quarter from the high volume of prepayment activity seen in the prior three quarters of 2003. The decrease in the prepayment activity resulted in a decrease in the amortization of the net premiums on our mortgage-related assets, which increased the yield on these assets. The interest rate environment during 2003 also afforded us the opportunity to realize gains on certain of our mortgage-backed and investment securities.

Total interest and dividend income for the three months ended December 31, 2003 increased $648,000, or 0.3%, to $199.5 million compared with $198.8 million for the three months ended December 31, 2002. This increase was primarily due to an increase in the average balance of interest-earning assets of $2.76 billion, or 20.7%, to $16.10 billion for the three months ended December 31, 2003 from $13.34 billion for the three months ended December 31, 2002, reflecting planned growth. Offsetting the effect of the increase in the average balance of interest-earning assets was a decrease of 101 basis points in the annualized weighted average yield on total average interest-earning assets to 4.95% for the fourth quarter of 2003 compared with 5.96% for the fourth quarter of 2002, reflecting the overall decrease in long-term market interest rates experienced during 2003. The increase in interest and fees on mortgage loans of $789,000 was primarily due to the growth in the average balance of $1.31 billion, reflecting internal growth initiatives. The $14.6 million decrease in interest on mortgage-backed securities was primarily due to the decrease in the average balance of $245.0 million, due to high levels of prepayment activity and sales, and the decrease in the weighted average yield of 82 basis points, due to the historical low market interest rates. The increase in interest and dividends on investment securities of $17.4 million was primarily due to growth in the average balance of $1.76 billion, due to the investment of part of the cash flow from the high levels of prepayment activity on our mortgage-related assets.

Total interest and dividend income decreased $6.9 million, or 0.9%, to $777.3 million for 2003 compared with $784.2 million for 2002. This decrease primarily reflected a decrease in the weighted average yield on interest-earning assets of 112 basis points to 5.14% for 2003 compared with 6.26% for 2002. Partially offsetting the effect of the decrease in the weighted average yield was an increase in the average balance of total interest-earning assets of $2.61 billion, or 20.8%, to $15.13 billion for 2003 compared with $12.52 billion 2002, reflecting planned growth. The decrease in total interest and dividend income reflected the overall decrease in long-term market interest rates during 2003 and the resulting higher levels of prepayment activity on our mortgage-related assets, which increased the amortization of the net premiums on these assets. The decrease in interest and fees on mortgage loans of $25.7 million was primarily due to a 100 basis point decrease in the weighted average yield due to the declining market interest rates of 2003. The $39.5 million decrease in interest on total mortgage-backed securities was primarily due to a 112 basis point decrease in the weighted average yield due to the declining market interest rate environment experienced during 2003. Interest and dividends on investment securities increased $61.1 million primarily due to an increase in the average balance of investment securities of $1.42 billion due to the investment of part of the cash flow from the high levels of prepayment activity on our mortgage-related assets.

Total interest expense for the three months ended December 31, 2003 decreased $5.2 million, or 5.3%, to $93.8 million compared with $99.0 million for the three months ended December 31, 2002, notwithstanding an overall increase in average interest-bearing liabilities. This decrease was due to a decrease in the annualized average cost of total interest-bearing liabilities of 76 basis points to 2.56% for the three-month period ended December 31, 2003 compared with 3.32% for the three-month period ended December 31, 2002. Partially offsetting the effect of the decrease in the annualized cost was an increase in the average balance of interest-bearing liabilities of $2.70 billion, or 22.8%, to $14.54 billion for the three months ended December 31, 2003 compared with $11.84 billion for the corresponding period in 2002. The lower annualized average cost of total interest-bearing liabilities was primarily due to the overall declining interest rate environment experienced during 2003. The decrease also reflected the restructuring of certain of our borrowed funds, which lowered the contract rates and extended the overall weighted-average maturity. The increase in interest expense on interest-bearing demand deposits of $8.2 million was primarily due to an increase in the average balance of interest-bearing demand deposits of $1.82 billion, due to the growth of our High Value Checking account product. The increase in interest expense on borrowed funds of $5.2 million was primarily due to an increase in the average balance of borrowed funds of $1.34 billion, which, along with the increase in deposits, funded our growth initiatives. The decrease in interest expense on time deposits of $15.6 million was primarily due to a decrease in the annualized average cost of 82 basis points, due to the low market interest rate environment.

Total interest expense for 2003 decreased $19.4 million, or 4.9%, to $376.4 million compared with $395.8 million for 2002, notwithstanding an overall increase in average interest-bearing liabilities. This decrease was due to a decrease in the average cost of total interest-bearing liabilities of 83 basis points to 2.77% for 2003 compared with 3.60% for 2002. Partially offsetting the effect of the decrease in the cost was an increase in the average balance of interest-bearing liabilities of $2.58 billion, or 23.5%, to $13.58 billion for 2003 compared with $11.00 billion for 2002. The lower average cost of total interest-bearing liabilities was primarily due to the overall declining interest rate environment experienced during 2003. The decrease also reflected the restructuring of certain of our borrowed funds, which lowered the contract rates and extended the overall weighted-average maturity. The increase in interest expense on interest-bearing demand deposits of $34.0 million was primarily due to an increase in the average balance of interest-bearing demand deposits of $1.60 billion, due to the growth of our High Value Checking account product. The increase in interest expense on borrowed funds of $27.0 million was primarily due to an increase in the average balance of borrowed funds of $1.24 billion, which, along with the increase in deposits, funded our growth initiatives. The decrease in interest expense on time deposits of $69.1 million was primarily due to a decrease in the average cost of 96 basis points, due to the low market interest rate environment of 2003.

Net interest income for the three months ended December 31, 2003 increased $5.8 million, or 5.8%, to $105.6 million compared with $99.8 million for the corresponding period in 2002. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.39% for the fourth quarter of 2003 compared with 2.64% for the corresponding period in 2002. For the fourth quarter of 2003, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.64% compared with 3.02% for the corresponding 2002 period. Net interest income for 2003 increased $12.6 million, or 3.2%, to $401.0 million compared with $388.4 million for 2002. Our net interest rate spread was 2.37% for 2003 compared with 2.66% for 2002. For 2003, our net interest margin was 2.65% compared with 3.10% for 2002.

The increase in net interest income reflected the growth initiatives employed during 2003. The decrease in the net interest rate spread and net interest margin reflected the general decline in long-term interest rates during 2003, and the relative stability of short-term interest rates during that same period. As our interest-earning assets generally price off long-term market rates and our interest-bearing liabilities generally price off short-term market rates, the larger decrease in the annualized yield on interest-earning assets, as compared to the decrease in the annualized cost of interest-bearing liabilities, reflected the timing of the impact of the market rate decreases. The flatter yield curve due to the decline of long-term interest rates in 2003, the timing of the impact of the market rate changes, and the increased prepayment activity and acceleration of the amortization of the net premium on our mortgage-related assets, caused the decreases in our net interest rate spread and net interest margin. During the fourth quarter of 2003, the net interest rate spread and the net interest margin increased from the prior quarters reported in 2003 due to the decrease in prepayment activity on our mortgage-related assets and the subsequent decrease in the amortization of the net premium. If market interest rates remain stable and the prepayment activity continues to decrease or stabilize, we expect this upward trend in the net interest rate spread and the net interest margin to continue in 2004.

The provision for loan losses for the three-month periods ended December 31, 2003 and 2002 was $225,000. The provision for loan losses for 2003 was $900,000 compared with $1.5 million for 2002. Net recoveries for 2003 were $146,000 compared with net charge-offs of $9,000 for 2002. The allowance for loan losses increased $1.0 million to $26.5 million at December 31, 2003 compared with $25.5 million at December 31, 2002. Non-performing loans at December 31, 2003 were $20.3 million compared with $20.2 million at December 31, 2002. The ratio of non-performing loans to total loans was 0.23% at December 31, 2003 compared with 0.29% at December 31, 2002. The ratio of allowance for loan losses to total non-performing loans was 131.09% at December 31, 2003 compared with 126.27% at December 31, 2002.

Total non-interest income for the three months ended December 31, 2003 was $4.8 million compared with $4.2 million for the corresponding 2002 period. Total non-interest income for 2003 was $29.7 million compared with $8.0 million for 2002. These increases in total non-interest income reflected higher gains on securities transactions, net, partially offset by a decline in service charges and other income. The gains on securities transactions, net, of $3.8 million in the fourth quarter of 2003 and $24.3 million in 2003 resulted from an opportunity to realize gains from the sale of certain mortgage-backed and investment securities prior to interest rate changes which would have adversely affected their fair market value. The lower current interest rate environment, which caused the acceleration of the amortization of the net premium on our mortgage-related assets, enabled us to realize these gains on the sales of securities, as the lower rates increased the fair value of these securities. The cash flows from the sales of these securities were reinvested in fixed-rate securities.

Total non-interest expense for the three months ended December 31, 2003 and 2002 was $26.5 million and $23.3 million, respectively. Our efficiency ratio for the three months ended December 31, 2003, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 23.97% compared with 22.44% for the corresponding 2002 period. Our annualized ratio of non-interest expense to average total assets for the three months ended December 31, 2003 was 0.65% compared with 0.68% for the corresponding period in 2002. Total non-interest expense for 2003 and 2002 was $102.5 million and $93.5 million, respectively. Our efficiency ratio for 2003 was 23.81% compared with 23.59% for 2002. Our ratio of non-interest expense to average total assets for 2003 was 0.66% compared with 0.73% for 2002. Non-interest expense consists primarily of compensation and employee benefits, net occupancy expense and other expenses. The increase in non-interest expense was primarily due to increases in compensation and employee benefits, due to routine salary increases, increases in pension expense, and increases in employee stock ownership plan expense that is based on the current price of our stock.

Income tax expense for the three months ended December 31, 2003 was $31.4 million compared with $29.8 million for the corresponding 2002 period. The effective rate for the fourth quarter of 2003 was 37.44% compared with 37.02% for the fourth quarter of 2002. Income tax expense for 2003 was $119.8 million compared with $109.4 million for 2002. The effective tax rate for 2003 was 36.61% compared with 36.29% for 2002. The increases in income tax expense were primarily due to increases in income before income tax expense.

Statement of Financial Condition Summary

Total assets increased $2.89 billion, or 20.4%, to $17.03 billion at December 31, 2003 from $14.14 billion at December 31, 2002. The increase in total assets reflected a $1.83 billion increase in loans and a $1.68 billion increase in investment securities available for sale. Hudson City Bancorp originated and purchased first mortgage loans of approximately $2.17 billion and $3.21 billion, respectively, for 2003 compared with $1.84 billion and $1.72 billion, respectively, for 2002. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Included in mortgage loan originations were refinanced mortgage loans of $530.4 million for 2003. Modifications of existing mortgage loans during 2003, which are not included in mortgage loan originations, amounted to $1.46 billion.

Total liabilities increased $2.87 billion, or 22.4%, to $15.70 billion at December 31, 2003 from $12.83 billion at December 31, 2002. The increase in total liabilities reflected an increase in total deposits of $1.31 billion and an increase in borrowed funds of $1.55 billion. The increase in total deposits reflected an increase in our interest-bearing High Value Checking account of approximately $1.77 billion during 2003 to $2.71 billion at December 31, 2003. The increase in borrowed funds was the result of securing $2.03 billion of new borrowings with initial repricing dates ranging from three months to three years, partially offset by calls and maturities of $475.0 million. During 2003 we also restructured certain of our borrowed funds, which resulted in the extension of the weighted-average maturity and lower contract interest rates.

Total stockholders’ equity increased $13.3 million, or 1.0%, to $1.33 billion at December 31, 2003 from $1.32 billion at December 31, 2002. The increase in stockholders’ equity was primarily due to net income for 2003 of $207.4 million, an $11.0 million increase due to the exercise of approximately 1.5 million stock options and a $14.2 million increase due to the commitment of shares for our employee stock benefit plans. These increases were partially offset by repurchases of approximately 3.7 million shares of our common stock at an aggregate cost of $101.1 million, cash dividends declared and paid to common stockholders of $99.6 million and a $30.2 million decrease in accumulated other comprehensive income, primarily due to a decrease in the fair value of our available for sale investment portfolio reflecting recent increases in longer term interest rates. As of December 31, 2003 there remained approximately 7.7 million shares authorized to be purchased under our current stock repurchase program. Our stockholders’ equity to asset ratio at December 31, 2003 was 7.80%.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank is the largest savings bank based in New Jersey. Hudson City Savings currently operates 81 full-service branches in fourteen New Jersey counties and has 1,040 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2003	2002

	(In thousands)
Assets:
Cash and due from banks	$190,984	$153,096
Federal funds sold	63,600	87,700

Total cash and cash equivalents	254,584	240,796
Investment securities held to maturity	1,366	1,406
Investment securities available for sale	2,243,812	560,932
Federal Home Loan Bank of New York stock	164,850	137,500
Mortgage-backed securities held to maturity	4,292,444	4,734,266
Mortgage-backed securities available for sale	1,130,257	1,391,895
Loans	8,803,066	6,970,900
Less:
Deferred loan fees	10,255	13,508
Allowance for loan losses	26,547	25,501

Net loans	8,766,264	6,931,891
Foreclosed real estate, net	1,002	1,276
Accrued interest receivable	80,220	69,248
Banking premises and equipment, net	31,354	32,732
Other assets	67,207	42,662

Total Assets	$17,033,360	$14,144,604

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$10,057,285	$8,750,164
Noninterest-bearing	396,495	388,465

Total deposits	10,453,780	9,138,629
Borrowed funds	5,150,000	3,600,000
Accrued expenses and other liabilities	100,214	89,892

Total liabilities	15,703,994	12,828,521

Common stock, $0.01 par value, 800,000,000 shares authorized; 231,276,600 shares issued, 189,835,997 shares at December 31, 2003 and 191,973,258 shares outstanding at December 31, 2002	2,313	2,313
Additional paid-in capital	543,589	530,496
Retained earnings	1,396,257	1,291,960
Treasury stock, at cost; 41,440,603 shares at December 31, 2003 and 39,303,342 shares at December 31, 2002	(547,859)	(465,249)
Unallocated common stock held by the employee stock ownership plan	(49,513)	(51,474)
Unearned common stock held by the recognition and retention plan	(9,463)	(16,253)
Accumulated other comprehensive (loss)income, net of tax	(5,958)	24,290

Total stockholders’ equity	1,329,366	1,316,083

Total Liabilities and Stockholders’ Equity	$17,033,360	$14,144,604

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income

	For the Three Months
	Ended December 31,

	2003	2002

	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$109,940	$109,151
Interest and fees on consumer and other loans	2,083	2,334
Interest on mortgage-backed securities held to maturity	50,610	62,814
Interest on mortgage-backed securities available for sale	11,392	13,791
Interest on investment securities held to maturity:
Taxable	14	17
Exempt from federal taxes	8	5
Interest and dividends on investment securities available for sale-taxable	25,187	7,805
Dividends on Federal Home Loan Bank of New York stock	25	2,215
Interest on federal funds sold	192	671

Total interest and dividend income	199,451	198,803

Interest Expense:
Interest on deposits	49,535	59,940
Interest on borrowed funds	44,277	39,087

Total interest expense	93,812	99,027

Net interest income	105,639	99,776
Provision for Loan Losses	225	225

Net interest income after provision for loan losses	105,414	99,551

Non-Interest Income:
Service charges and other income	1,046	2,153
Gains on securities transactions, net	3,777	2,066

Total non-interest income	4,823	4,219

Non-Interest Expense:
Compensation and employee benefits	17,981	15,236
Net occupancy expense	3,768	3,469
Federal deposit insurance assessment	399	364
Computer and related services	524	322
Other expense	3,810	3,949

Total non-interest expense	26,482	23,340

Income before income tax expense	83,755	80,430
Income Tax Expense	31,355	29,775

Net income	$52,400	$50,655

Basic Earnings Per Share	$0.29	$0.28

Diluted Earnings Per Share	$0.28	$0.27

Weighted Average Number of Common Shares Outstanding:
Basic	182,279,323	182,898,420

Diluted	187,839,623	187,781,442

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Years
	Ended December 31,

	2003	2002

	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$414,417	$440,073
Interest and fees on consumer and other loans	8,379	10,027
Interest on mortgage-backed securities held to maturity	217,962	265,144
Interest on mortgage-backed securities available for sale	50,273	42,599
Interest on investment securities held to maturity:
Taxable	62	68
Exempt from federal taxes	25	21
Interest and dividends on investment securities available for sale-taxable	79,992	18,856
Dividends on Federal Home Loan Bank of New York stock	4,424	5,002
Interest on federal funds sold	1,794	2,427

Total interest and dividend income	777,328	784,217

Interest Expense:
Interest on deposits	209,339	255,775
Interest on borrowed funds	167,015	139,999

Total interest expense	376,354	395,774

Net interest income	400,974	388,443
Provision for Loan Losses	900	1,500

Net interest income after provision for loan losses	400,074	386,943

Non-Interest Income:
Service charges and other income	5,338	5,947
Gains on securities transactions, net	24,326	2,066

Total non-interest income	29,664	8,013

Non-Interest Expense:
Compensation and employee benefits	68,776	60,731
Net occupancy expense	14,981	13,888
Federal deposit insurance assessment	1,564	1,415
Computer and related services	1,714	1,213
Other expense	15,492	16,294

Total non-interest expense	102,527	93,541

Income before income tax expense	327,211	301,415
Income Tax Expense	119,801	109,382

Net income	$207,410	$192,033

Basic Earnings Per Share	$1.14	$1.04

Diluted Earnings Per Share	$1.11	$1.01

Weighted Average Number of Common Shares Outstanding:
Basic	182,568,936	184,928,344
Diluted	187,673,653	190,005,378

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets

	For the Three Months Ended December 31,

	2003				2002

			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$7,833,055	$109,940	5.61%		$6,522,374	$109,151	6.69%
Consumer and other loans	134,050	2,083	6.22		131,678	2,334	7.09
Federal funds sold	84,616	192	0.90		192,015	671	1.39
Mortgage-backed securities at amortized cost	5,605,739	62,002	4.42		5,850,737	76,605	5.24
Federal Home Loan Bank of New York stock	167,006	25	0.06		121,304	2,215	7.30
Investment securities at amortized cost	2,277,137	25,209	4.43		520,841	7,827	6.01

Total interest-earning assets	16,101,603	199,451	4.95		13,338,949	198,803	5.96

Noninterest-earnings assets	305,676				304,242

Total Assets	$16,407,279				$13,643,191

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$939,730	2,349	0.99		$887,502	4,038	1.81
Interest-bearing demand accounts	2,615,900	13,771	2.09		800,258	5,602	2.78
Money market accounts	622,272	1,529	0.97		624,365	2,754	1.75
Time deposits	5,739,309	31,886	2.20		6,251,185	47,546	3.02

Total interest-bearing deposits	9,917,211	49,535	1.98		8,563,310	59,940	2.78
Borrowed funds	4,622,565	44,277	3.80		3,276,087	39,087	4.73

Total interest-bearing liabilities	14,539,776	93,812	2.56		11,839,397	99,027	3.32

Noninterest-bearing liabilities:
Noninterest-bearing deposits	408,069				401,862
Other noninterest-bearing liabilities	107,190				105,141

Total noninterest-bearing liabilities	515,259				507,003

Total liabilities	15,055,035				12,346,400
Stockholders’ equity	1,352,244				1,296,791

Total Liabilities and Stockholders’ Equity	$16,407,279				$13,643,191

Net interest income/net interest rate spread (2)		$105,639	2.39%			$99,776	2.64%

Net interest-earning assets/net interest margin (3)	$1,561,827		2.64%		$1,499,552		3.02%

Ratio of interest-earning assets to interest-bearing liabilities			1.11	x			1.13	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets

	For the Years Ended December 31,

	2003				2002

			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost

	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$6,989,907	$414,417	5.93%		$6,352,764	$440,073	6.93%
Consumer and other loans	129,087	8,379	6.49		139,432	10,027	7.19
Federal funds sold	170,302	1,794	1.05		153,773	2,427	1.58
Mortgage-backed securities at amortized cost	5,948,336	268,235	4.51		5,461,673	307,743	5.63
Federal Home Loan Bank of New York stock	156,721	4,424	2.82		101,591	5,002	4.92
Investment securities at amortized cost	1,733,236	80,079	4.62		315,153	18,945	6.01

Total interest-earning assets	15,127,589	777,328	5.14		12,524,386	784,217	6.26

Noninterest-earnings assets	325,230				263,718

Total Assets	$15,452,819				$12,788,104

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$927,191	10,680	1.15		$869,823	17,212	1.98
Interest-bearing demand accounts	1,971,581	43,516	2.21		370,843	9,450	2.55
Money market accounts	623,442	6,889	1.10		593,021	11,697	1.97
Time deposits	5,970,416	148,254	2.48		6,311,562	217,416	3.44

Total interest-bearing deposits	9,492,630	209,339	2.21		8,145,249	255,775	3.14
Borrowed funds	4,090,459	167,015	4.08		2,854,658	139,999	4.90

Total interest-bearing liabilities	13,583,089	376,354	2.77		10,999,907	395,774	3.60

Noninterest-bearing liabilities:
Noninterest-bearing deposits	409,220				391,865
Other noninterest-bearing liabilities	111,706				102,001

Total noninterest-bearing liabilities	520,926				493,866

Total liabilities	14,104,015				11,493,773
Stockholders’ equity	1,348,804				1,294,331

Total Liabilities and Stockholders’ Equity	$15,452,819				$12,788,104

Net interest income/net interest rate spread (2)		$400,974	2.37%			$388,443	2.66%

Net interest-earning assets/net interest margin (3)	$1,544,500		2.65%		$1,524,479		3.10%

Ratio of interest-earning assets to interest-bearing liabilities			1.11	x			1.14	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the weighted average yield on total interest-earning assets.

(3)	Determined by dividing net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended December 31,

	2003	2002

Return on average assets	1.28%	1.49%
Return on average stockholders’ equity	15.50	15.62
Net interest rate spread	2.39	2.64
Net interest margin	2.64	3.02
Non-interest expense to average assets	0.65	0.68
Efficiency ratio (2)	23.97	22.44
Dividend payout ratio	51.72	35.71
Cash dividends declared per common share	$0.15	$0.10

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

	For the Years
	Ended December 31,

	2003	2002

Return on average assets	1.34%	1.50%
Return on average stockholders’ equity	15.38	14.84
Net interest rate spread	2.37	2.66
Net interest margin	2.65	3.10
Non-interest expense to average assets	0.66	0.73
Efficiency ratio (2)	23.81	23.59
Dividend payout ratio	45.61	33.17
Cash dividends declared per common share	$0.52	$0.345

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For The	At or For The
	Period Ended	Period Ended
	December 31,	December 31,
	2003	2002

Asset Quality Ratios:
Non-performing loans to total loans	0.23%	0.29%
Non-performing assets to total assets	0.12	0.15
Allowance for loan losses to non-performing loans	131.09	126.27
Allowance for loan losses to total loans	0.30	0.37
Capital Ratios:
Average stockholders’ equity to average assets	8.73%	10.12%
Stockholders’ equity to assets	7.80	9.30
Book value per common share	$7.33	$7.22
Regulatory Capital Ratios:
Bancorp:
Leverage capital	8.14%	9.48%
Total risk-based capital	22.56	28.67
Bank:
Leverage capital	7.52%	8.85%
Total risk-based capital	20.89	26.81

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